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                                                                      APPENDIX I

                                 PLAN OF MERGER
                                    MERGING
                              RI ACQUISITION, INC.
                          (A PENNSYLVANIA CORPORATION)
                                      AND
                                 WITH AND INTO
                                  ROBEC, INC.
                          (A PENNSYLVANIA CORPORATION)

                                    RECITALS

  A. RI ACQUISITION, INC. (the "Merging Corporation") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share ("Newco Common Stock"), of which 4,439,180 shares are issued and outstanding, all of which are owned of record and beneficially by AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest").

  B. ROBEC, INC. (the "Surviving Corporation") is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share, ("Robec Common Stock"), of which 4,439,180 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding.

  C. The Board of Directors of the Merging Corporation has adopted resolutions approving this Plan of Merger in accordance with the Pennsylvania Business Corporation Law ("BCL"), and directing that it be submitted to the sole shareholder of the Merging Corporation for adoption.

  D. The Board of Directors of the Surviving Corporation has adopted resolutions approving this Plan of Merger in accordance with the BCL and directing that it be submitted to the shareholders of the Surviving Corporation for adoption.

                                   ARTICLE I

                                   THE MERGER

  1.1 The Merger. The Merging Corporation and the Surviving Corporation shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Plan of Merger (the "Plan"). On the Effective Date (as such term is defined in Section 1.2 hereof), the Merging Corporation shall be merged with and into the Surviving Corporation, and the separate existence of the Merging Corporation, except insofar as it may be continued by law, shall cease, all with the effect provided in Section 1929 of the BCL.

  1.2 Effective Date. Articles of Merger, and such other documents and instruments as are required by, and complying in all respects with, the BCL shall be delivered to the Department of State of the Commonwealth of Pennsylvania. The Merger shall become effective upon the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania (the "Effective Date").

  1.3 Further Assurances. If at any time the Surviving Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Merging Corporation acquired or to be

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acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Plan, the Merging Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Plan; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merging Corporation or otherwise to take any and all such action.

  1.4 Amendment or Termination. Notwithstanding shareholder approval of this Plan, this Plan may be amended or terminated at any time on or before the Effective Date by agreement of the Boards of Directors of the Merging Corporation and the Surviving Corporation or terminated by the Surviving Corporation if the Merger does not occur prior to December 31, 1994, provided that no amendment may be made which decreases the amount of Merger Consideration (as such term is defined in Section 3.1 hereof) payable to holders of Robec Common Stock.

                                   ARTICLE II

                                 CAPITAL STOCK

  2.1 Newco Common Stock. At the Effective Date, the number of outstanding shares of Newco Common Stock shall be identical to the number of outstanding shares of Robec Common Stock, and each share of Newco Common Stock then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock of the Surviving Corporation.

  2.2 Robec Common Stock. At the Effective Date, except for shares of Robec Common Stock owned by AmeriQuest and for shares of Robec Common Stock held by holders of Dissenting Shares (as such term is defined in Section 2.5), each share of Robec Common Stock then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into .63075 (the "Applicable Fraction") of a validly issued, fully paid and nonassessable share of AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date, as reported in the Wall Street Journal (the "Closing Date Market Price") is less than $3.00 per share, the Applicable Fraction shall be equal to the product of (i) .63075 multiplied by (ii) a quotient the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price. Shares of Robec Common Stock held by AmeriQuest on the Effective Date shall be canceled in the Merger.

  2.3 Fractional Shares. No fractional shares of AmeriQuest Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Robec Common Stock who would otherwise be entitled to receive a fraction of a share of AmeriQuest Common Stock will receive an amount of cash equal to the Closing Date Market Price of AmeriQuest Common Stock multiplied by the fraction of a share of AmeriQuest Common Stock to which such holder would otherwise be entitled, without any interest thereon.

  2.4 No Further Rights or Transfers. On and after the Effective Date, the holder of a Certificate (as such term is defined in Section 3.3 hereof) representing Robec Common Stock shall cease to have any rights as a shareholder of Robec, except for the right to surrender his or her Certificate in exchange for payment of the Merger Consideration.

  2.5 Dissenting Shares. Notwithstanding anything herein to the contrary, shares of Robec Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders, if any, who are entitled to assert a right to dissent from the Merger and who demand and validly perfect their rights to receive the "fair value" of their shares with respect to the Merger under Section 1574 of the BCL (the "Dissenting Shares") shall be entitled solely to the payment of the "fair value" of such shares in accordance

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with the provisions of the BCL; except that (i) if such demand to receive "fair value" shall be withdrawn upon the consent of the Surviving Corporation, (ii) if this Plan of Merger shall be terminated, or the Merger shall not be consummated, (iii) if no demand or petition for the determination of "fair value" by a court shall have been made or filed within the time provided in the provisions of the BCL or (iv) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the BCL, then the right of such holder of Dissenting Shares to be paid the "fair value" of his shares of Robec Common Stock shall cease and with respect to clauses (i), (iii) and (iv) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Merger Consideration with respect thereto, without any interest thereon, and with respect to clause (ii) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding which may have been taken during the interim.

                                  ARTICLE III

                            MERGER PAYMENT PROCEDURE

  3.1 Merger Consideration. The certificates which represent shares of AmeriQuest Common Stock to be issued in accordance with this Agreement to holders of Robec Common Stock, excluding the holders of Dissenting Shares, together with any dividends or distributions with respect thereto, and any cash required in payment of fractional shares pursuant to Section 2.3 hereof, hereby collectively constitute the "Merger Consideration."

  3.2 Exchange Agent. AmeriQuest shall deposit the Merger Consideration with American Stock Transfer and Trust Company or such other transfer agent as may be mutually acceptable to both AmeriQuest and Robec (the "Exchange Agent") for the benefit of holders of Robec Common Stock, promptly after the Effective Date.

  3.3 Transmittal Letter. As soon as practicable after the Effective Date, the Exchange Agent shall send a notice and transmittal form to each holder of record of a certificate or certificates theretofore evidencing shares of Robec Common Stock (such certificates are collectively referred to herein as the "Certificates"), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificates for exchange into the Merger Consideration. Upon the surrender of a Certificate to the Exchange Agent together with and in accordance with such transmittal form, the holder thereof shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of each share of Robec Common Stock represented thereby. Upon such surrender, the Exchange Agent will promptly pay the Merger Consideration. Each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration.

  3.4 Delivery To Person Other Than Registered Holder. If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the delivery of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

  3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to the Surviving Corporation a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.


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                                   ARTICLE IV

                              SURVIVING PROVISIONS

  4.1 Articles of Incorporation and Bylaws. The Articles of Incorporation of the Merging Corporation shall survive and be the Articles of Incorporation of the Surviving Corporation, except that Article I shall be amended to provide that the name of the Surviving Corporation shall be "AmeriQuest/Robec, Inc." until thereafter amended in accordance with the provisions therein and as provided by the BCL. The bylaws of the Merging Corporation shall survive and be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided in the BCL.

  4.2 Directors and Officers. The directors and officers of the Surviving Corporation shall be as follows:

                Name                                 Position
                ----                                 --------
      Harold L. Clark                Director, Chairman of the Board
      Robert H. Beckett              Director, President and Chief Executive
                                      Officer
      Robert S. Beckett              Director, Vice President and Chief
                                      Operating Officer
      Stephen G. Holmes              Director, Executive Vice President,
                                      Secretary/Treasurer and Chief Financial
                                      Officer
      Alexander C. Kramer, Jr.       Vice President--Operations

  Each director and officer listed above shall hold office until the expiration of his or her term of office or earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Merging Corporation and applicable law.

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